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                              EMPLOYMENT AGREEMENT


THIS EMPLOYMENT AGREEMENT (the "Agreement") made and entered into by and between THOMAS A. NORMAN (the "Executive") and CT COMMUNICATIONS, INC. (collectively defined and referred to as the "Parties");

                                   WITNESSETH:

         WHEREAS, Executive has served as Senior Vice President of the Company for more than four years and is highly knowledgeable about the business and operations of its organization and the customers that it serves;

         WHEREAS, the Company desires to continue to employ Executive, and Executive desires to continue to be employed, in the new position of Executive Consultant as he transitions from his overall employment with the Company, subject to the terms and conditions set forth in this Agreement;

         WHEREAS, the Parties acknowledge and agree that this Agreement is supported by valuable consideration and is entered into voluntarily by the Parties;

         NOW, THEREFORE, in exchange for the premises and mutual covenants contained in this Agreement, the Parties, intending legally to be bound, agree as follows:

         1. EMPLOYMENT. The Company agrees to employ Executive during the Employment Term (as defined in Section 3 below), and Executive hereby accepts such employment and agrees to serve the Company subject to the general supervision and direction of the President of the Company (the "Company President").

         2. DUTIES. During the Employment Term, Executive shall be employed as an Executive Consultant of the Company and shall perform such general consulting services and other duties required of his new position as the Company President may from time to time designate commensurate with Executive's past positions, experience and expertise with the Company. Executive further agrees to abide by the general employment policies and procedures applicable to his position as established from time to time by the Company. However, the Parties agree that Executive may also be engaged as an employee or otherwise in other non-competitive business, commercial or non-profit activities during the Employment Term, provided that such engagements: (a) are specifically authorized in advance by the Company President (whose authorization shall not be unreasonably withheld); and (b) do not prevent or unduly limit Executive's ability to perform his ongoing obligations with the Company.

         3. TERM. Unless sooner terminated as provided in Section 6 below, the Parties agree that Executive shall be employed by the Company pursuant to this Agreement for a period beginning March 15, 2000 and ending September 15, 2000 (the "Employment Term"), at which time Executive agrees that he shall permanently retire from his employment with the Company in accordance with



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the Company's early retirement provisions contained in its Supplemental
Executive Retirement Plan (SERP). Executive further agrees that after execution of this Agreement by him, he will not apply for other employment, expanded employment, reemployment or contract work with the Company in the future except as otherwise set forth in this Agreement.

         4. COMPENSATION.

                  A. BASE SALARY. During the Employment Term, the Company will pay Executive a base salary as compensation for Executive's services hereunder at a monthly base rate of $11,833.33, equivalent to $142,000.00 per year (the "Base Salary"), payable to Executive by the Company in monthly installments, less applicable deductions required by law.

                  B. OTHER BENEFITS. During the Employment Term, and except as set forth in Section 4.c. below, the Company will continue to provide to Executive those general benefits that he received and/or in which he participated with the Company immediately prior to his employment as Executive Consultant, including all pension, SERP and other retirement plans, and all group health, hospitalization and permanent disability plans or other employee welfare benefit plans, as may be amended from time to time and provided Executive otherwise remains eligible to participate in such plans by their terms.

                  C. BONUS/LEAVE. Executive will not be eligible to receive or participate in any Annual Incentive Program Bonus, Long-Term Incentive Plan (LTIP) Bonus or other bonuses or executive compensation plans for 2000 if and as may be awarded to other employees from time to time by the Board of Directions of the Company, in its absolute and sole discretion. The Parties, however, agree that Executive shall remain entitled to receive and shall not forfeit any vested Annual Incentive Program Bonus, Long-Term Incentive Plan Bonus or other executive compensation plan pay earned or accrued by him for 1999. In addition, Executive agrees that he will not be eligible for any paid or unpaid vacation, sick leave or personal days for 2000.

                  D. CELLULAR PHONE/ COMPUTER. During the Employment Term, Executive shall continue to have the use of the Company cellular phone and computer currently assigned to him for use in connection with the performance of his duties under this Agreement. Executive agrees that he shall be responsible for the cost of all cellular telephone use, roaming charges, fees, taxes and services (excluding the current monthly base charge which shall be paid by the Company) associated with his use of the Company cellular telephone for non-Company business. Executive further agrees that he shall be responsible for the cost of all software packages, Internet service charges and any other expenses associated with his use of the Company computer for non-Company business. In addition, Executive agrees that he shall return the Company cellular phone and computer to the Company upon or before the end of the Employment Term. Executive also acknowledges and agrees that his authorization for business-related costs and other expenses associated with the use of the Company cellular phone and computer shall be discontinued as of the end of the Employment Term.



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         5. REIMBURSEMENT OF EXPENSES. Subject to prior approval of the Company
President, and upon submission of proper vouchers to the Company, the Company shall pay or reimburse Executive for all normal and reasonable business expenses incurred by Executive during the Employment Term in accordance with the Company's policy then in effect concerning the same.

         6. TERMINATION.

                  A. TERMINATION EVENTS. The Employment Term shall terminate immediately upon the occurrence of any of the following events: (i) upon the death of Executive; (ii) upon the effective date of Resignation by Executive (as defined below); or (iii) upon the close of business on the date the Company gives Executive notice of Termination for Just Cause (as defined below).

                  B. RESIGNATION. For purposes of this Agreement, "Resignation by Executive" shall mean any voluntary termination or resignation by Executive of his employment with the Company. Executive is required to give at least thirty (30) days advance written notice of resignation to the Company, and the Company is entitled upon receiving such notice, in its discretion, to accept such resignation as effective on: (i) the resignation date proposed by Executive, or (ii) such other earlier date designated by the Company. In addition, the Company will be required to pay Executive his regular salary and benefits only through Executive's final resignation date as agreed to or revised by the Company, regardless of whether Executive is actually permitted to perform any services for the Company during that period.

                  C. TERMINATION FOR JUST CAUSE. For purposes of this Agreement, "Termination for Just Cause" shall mean termination of the employment of Executive by the Company as the result of: (i) any conviction, guilty plea, confession or plea of nolo contendere by Executive for any crime involving moral turpitude or for any felony; or (ii) any act of fraud or dishonesty by Executive in connection with Executive's employment with the Company or against any of the Company's customers; or (iii) the breach or threatened breach of any provision of this Agreement by Executive; or (iv) the refusal of Executive to follow specific lawful instructions given by the Board of Directors of the Company or the Company President.

                  D. EFFECT OF TERMINATION. If termination of the Employment Term is due to the death of Executive, Executive's estate or legal representative shall be paid Executive's then remaining, unpaid Base Salary (as defined in Section 4.a. above) through the end of the Employment Term, payable in monthly installments commencing immediately upon the death of Executive, less applicable deductions required by law. Otherwise, following the Employment Term, except for the payment of any earned but unpaid Base Salary and Executive's opportunity to obtain continuation medical coverage as allowed by and pursuant to COBRA, Executive's rights to his regular salary and benefits with the Company shall cease, and Executive shall not be entitled to receive any additional severance, wages, compensation, commissions, bonuses, incentive compensation, and/or benefits of any kind



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         from the Company, except that Executive shall not forfeit any vested
         401(k), SERP or LTIP benefits with the Company, if any.

                  E. STOCK OPTIONS AND RESTRICTED STOCK. In exchange for the release set forth in Section 7 below and the other terms and conditions of this Agreement, the Company agrees that upon Executive's upcoming separation from employment effective September 15, 2000, following the Effective Date of this Agreement (as defined in Section 13 below):

                           (i) All outstanding, non-lapsed options to purchase the Company's stock granted to Executive under the Company's 1995 Comprehensive Stock Option Plan, and, except as provided in (ii) following, outstanding, non-lapsed options to purchase the Company's stock under the Company's Omnibus Stock Compensation Plan which were granted as part of the Company's Annual Incentive Program Bonus and the LTIP for all measurement and performance periods ending before January 1, 2000, may be exercised by Executive within ninety (90) days following the Employment Term;


                           (ii) Outstanding, nonlapsed options to purchase the Company's stock under the Company's Omnibus Stock Compensation Plan which were granted as part of the Company's Annual Incentive Program Bonus and the LTIP for all measurement and performance periods ending after December 31, 1999, may be exercised by Executive under the terms and conditions applicable for such options and as provided in the grant documents; and

                           (iii) All restrictions on shares of Company's stock granted to Executive under the Company's Restricted Stock Award Program and the Company's Omnibus Stock Compensation Plan, including all restricted shares granted at any time as part of the Company's Annual Incentive Program Bonus and the LTIP, shall lapse.

         7. RELEASE. In exchange for the Company's agreement to continue to employ Executive pursuant to the terms outlined in this Agreement, the stock and stock option vesting and payment terms set forth in Section 4.e. above, and the other consideration to Executive set forth in this Agreement, Executive hereby agrees to release and discharge the Company, as well as its officers, directors, shareholders, employees, agents, successors and assigns, of and from any and all claims, actions, damages or demands of any kind whatsoever, whenever or wherever they arose, including but not limited to any claims that Executive has, may have or may have had at the time of or prior to his execution of this Agreement arising out of or related to Executive's entering into this Agreement, Executive's past employment and transition as Senior Vice President of the Company, Executive's planned early retirement from the Company, any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, 29 U.S.C. 621, et seq., the Americans with Disabilities Act, the Family and Medical Leave Act, the North Carolina Equal Employment Practices


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Act, and any and all other state or federal claims, whether under tort or contract, or under statute or otherwise. Executive further agrees not to file, institute or pursue any lawsuit, claim or administrative action against such entities and individuals relating to those claims. It is also expressly understood that this release is and shall continue to be enforceable regardless of whether there is a subsequent dispute between the Parties concerning any alleged breach of this Agreement.

         8. AGREEMENT CONFIDENTIALITY. The Parties agree that the terms of this Agreement shall remain confidential. The Parties, however, agree that: (a) the Company may disclose the terms of this Agreement to officers, directors and management level employees of the Company, to professionals representing it, to its insurance agents and carriers, and to affiliates and employees of the same with a need to know or in order to give effect to this Agreement; and (b) Executive may disclose the terms of this Agreement to his spouse, children, accountant and attorney; provided that such third parties comply with the confidentiality requirements set forth above. In addition, the Parties agree that they are permitted to disclose the terms of this Agreement to the IRS and the North Carolina Department of Revenue, if necessary, and as otherwise required by law. The Parties further agree that the Company may also disclose the terms of this Agreement in its proxy statements or other public securities filings as required by law.

         9. ADDITIONAL ONGOING OBLIGATIONS. Executive hereby acknowledges and agrees that he will honor all confidentiality, non-compete, return of records, and similar post-employment obligations previously agreed to by the Parties during his employment with the Company, including but not limited to the terms of Section II and III of his Change in Control Agreement attached as Exhibit A, and that such obligations shall continue to remain in full force and effect. Executive also acknowledges and agrees that any breach by him of those post-employment obligations, including but not limited to the terms of Sections II and III of his Change in Control Agreement attached as Exhibit A, shall be deemed to be a breach by Executive of this Agreement.

         10. BREACH. Executive agrees to submit to the jurisdiction of the courts of North Carolina and agrees that, in the event of any breach or threatened breach of Section 9 of this Agreement by Executive, the Company shall be entitled to an injunction, without bond, restraining such breach. In addition, Executive and the Company agree that the prevailing party in any legal action to enforce the terms of this Agreement, including but not limited to
Section 9, shall be entitled to costs and attorneys' fees relating to any such proceeding, but nothing herein shall be construed as prohibiting the Parties from pursuing other remedies available to them for any breach or threatened breach.

         11. ACKNOWLEDGMENT BY EXECUTIVE. The Company specifically advises Executive to consult a lawyer before signing this Agreement concerning the terms of this Agreement and his rights under the Age Discrimination in Employment Act, 29 U.S.C. 621 et seq. Executive acknowledges that he has carefully read this Agreement, that he knows and understands the contents of this Agreement, that he has had ample opportunity to review the terms of this Agreement, that he is under no pressure to execute this Agreement, that he has consulted with or had the opportunity to consult with a lawyer regarding this Agreement, and that he executes this Agreement of his own free will.

         12. WAITING PERIOD. Executive hereby acknowledges and understands that after receiving this Agreement from the Company, he shall have at least twenty-one (21) days to consider signing



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this Agreement, and is further aware of his right to consult with an attorney prior to signing this Agreement. If Executive elects not to take twenty-one (21) days to sign this Agreement, Executive acknowledges that the period of time used by him prior to signing this Agreement was ample time to consider and review this Agreement, it being expressly understood that the Company is imposing no requirement or duress on Executive to take less than twenty-one (21) days to consider signing this Agreement. If Executive does not sign this Agreement within twenty-one (21) days of presentation by the Company, he further acknowledges that the Company has the option to withdraw its offers set forth in this Agreement.

         13. REVOCATION RIGHTS. Executive acknowledges and understands that he shall have seven (7) days from the date this Agreement is signed by him to revoke this Agreement by advising the Company in writing of the revocation. If the Agreement is not revoked within seven (7) days from the signing of this Agreement by Executive, this Agreement shall become effective and enforceable as to all Parties on the eighth day following the signing of this Agreement by all Parties (the "Effective Date").

         14. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, assigns, heirs and personal representatives; provided, however, that Executive may not assign any of his rights, title or interest in this Agreement. Executive further acknowledges and agrees that in the event of the transfer and/or assignment of this Agreement to a successor or assignee of the Company, this Agreement shall remain valid and be fully enforceable by such entity.

         15. APPLICABLE LAW. The Parties agree that this Agreement shall be construed in accordance with the laws of the State of North Carolina.

         16. DISSOLUTION OR MERGER. In the event that the Company consolidates or merges into or with, or transfers all or substantially all of its assets to, another entity and such other entity assumes this Agreement, the term "Company" as used herein shall mean such other entity, and the Parties agree that this Agreement shall continue in full force and effect without any further action on the part of either the Company, its successor or assign, or Executive.

         17. WAIVER OF BREACH. No waiver of any breach of this Agreement shall operate or be construed as a waiver of any subsequent breach by any party. No waiver shall be valid unless in writing and signed by the party waiving any particular provision.

         18. SEVERABILITY. The Parties understand and agree that every provision of this Agreement is severable from each other provision of this Agreement. Thus, the Parties agree that if any part of the covenants or provisions contained in this Agreement is determined by a court of competent jurisdiction or by any arbitration panel to which a dispute is submitted to be invalid, illegal or incapable of being enforced, then such covenant or provision, with such modification as shall be required in order to render such covenant or provision not invalid, illegal or incapable of being enforced, shall remain in full force and effect, and all other covenants and provisions contained in this Agreement shall, nevertheless, remain in full force and effect to the fullest extent permissible by law. The Parties further agree that, if any court or panel makes such a determination, such court or panel



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shall have the power to reduce the duration, scope and/or area of such provisions and/or delete specific words and phrases by "blue penciling" and, in its reduced or blue penciled form, such provisions shall then be enforceable as allowed by law.

         19. COUNTERPARTS. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original and all of which shall constitute but one and the same instrument.

         20. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter contained herein and supersedes any and all prior and contemporaneous agreements, representations and understandings of the Parties, including but not limited to Executive's September 10, 1998 Employment Agreement with the Company and CT Global Telecommunications, Inc. In addition, the Parties agree that nothing in this Agreement shall impact or have any effect on any agreements or understandings Executive has or may have had with Maxcom Telecomunicaciones, S.A. de C. V. or Amaritel. Moreover, this Agreement shall not be modified or amended unless executed in writing by each of the Parties. Notwithstanding the foregoing, nothing contained herein shall prevent or restrain in any manner the Company from instituting an action or claim in court, or such other forum as may be appropriate, to enforce the terms of the post-employment confidentiality obligations of Executive set forth and/or referenced in this Agreement or any similar agreement relating to the Company's confidential or proprietary business information or trade secrets.

         IN WITNESS WHEREOF, the undersigned hereto set their hands and seals as of the dates set forth below.

         Executed and presented for consideration to Executive by the Company, this the ____ day of __________, 2000.

                                            CT COMMUNICATIONS, INC.


                                            By:________________________________
                                                President



         Accepted and signed by Executive, this the ____ day of ___________, 2000.


                 ________________________________________(SEAL)
                 Thomas A. Norman


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